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August 27, 2018

Advent Claymore Convertible Securities and Income Fund
Advent/Claymore Enhanced Growth & Income Fund
888 Seventh Avenue, 31st Floor
New York, New York 10019

RE: Certain U.S. Federal Income Tax Consequences

Ladies and Gentlemen:
We have acted as special counsel to Advent Claymore Convertible Securities and Income Fund, a registered diversified closed-end investment company organized as a Delaware statutory trust (the “Acquiring Fund”) and Advent/Claymore Enhanced Growth & Income Fund, a registered diversified closed-end investment company organized as a Delaware statutory trust (the “Target Fund”) in connection with the Agreement and Plan of Merger, dated as of May 21, 2018 (the “Agreement”) between the Acquiring Fund and the Target Fund which, among other things, provides for the merger of the Target Fund with and into the Acquiring Fund, with the Acquiring Fund being the surviving entity and holders of common shares of the Target Fund (the “Target Fund Shares”) receiving, in cancellation of their Target Fund Shares, solely common shares of the Acquiring Fund (collectively, the “Reorganization”).  You have requested our opinion regarding whether the Reorganization will be treated for U.S. federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.
In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement (including the Proxy Statement/Prospectus and the related Statement of Additional Information) prepared with respect to the Reorganization, the representation letters of officers of the Target Fund and the Acquiring Fund (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.
In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have also assumed that (i) the Reorganization will be consummated in the manner described in the Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Reorganization. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.
Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. An opinion of counsel is not binding on the Internal Revenue Service or any court.  There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
Based upon and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, the Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code.
Except as set forth above, we express no other opinion.  This opinion has been prepared for you solely in connection with the Reorganization and may not be relied upon by any other person without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP